Exhibit 21

UWHARRIE CAPITAL CORP

SUBSIDIARIES OF THE REGISTRANT

At December 31, 2009

Subsidiaries of Uwharrie Capital Corp	State of Incorporation
Bank of Stanly	North Carolina
Anson Bank & Trust Co.	North Carolina
Cabarrus Bank & Trust Company	North Carolina
Strategic Investment Advisors, Inc.	North Carolina
Uwharrie Mortgage, Inc.	North Carolina

Subsidiaries of Bank of Stanly	State of Incorporation
The Strategic Alliance Corporation	North Carolina
BOS Agency, Inc.	North Carolina
Gateway Mortgage, Inc.	North Carolina

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